EXHIBIT 99.3

2013
First Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) First Quarter 2013 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made.  Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 13-14 of this Supplement, in the Company’s 2012 Annual Report to Shareholders, in its 2012 Annual Report on Form 10-K and in other reports on file with the Securities and Exchange Commission. In addition, certain calculations included within this supplement constitute non-GAAP financial measures and may differ from the calculations of similarly titled measures by other companies.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

FINANCIAL RESULTS
•
The Company reported $1,280MM of net income in Q1’13, compared to $1,256MM in Q1’12. This resulted in diluted EPS attributable to common shareholders of $1.15 per share, an increase of 7% from $1.07 a year ago.

•	Total revenues net of interest expense increased 4% on a reported basis and 5% on an FX adjusted basis1, a non-GAAP measure, in Q1’13.

•	Q1’13 return on average equity (“ROE”) was 23.2%.

BUSINESS METRICS
•	Compared with the first quarter of 2012:

-	Worldwide billed business of $224.5B increased 6% on a reported basis and 7% on an FX adjusted basis1.

-	Worldwide cardmember loan balances of $62.3B increased 4% from $60.1B a year ago, reflecting higher cardmember spending levels.

-
Worldwide credit performance continued to be excellent with write-off rates remaining near all-time lows.  The Company’s first quarter worldwide net lending write-off rate2 was 1.9%, relatively consistent with 2.0% in Q4’12 and an improvement from 2.3% in Q1’12.

				Percentage
	Quarters Ended		Percentage	Inc/(Dec)
	March 31,		Inc/(Dec)	FX Adjusted1
	2013	2012

Card billed business3 (billions):
United States	$150.0	$139.6	7%
Outside the United States	74.5	71.6	4	7%
Total	$224.5	$211.2	6	7
Total cards-in-force (millions):
United States	52.1	50.9	2
Outside the United States	51.1	47.8	7
Total	103.2	98.7	5
Basic cards-in-force (millions):
United States	40.5	39.6	2
Outside the United States	41.1	38.2	8
Total	81.6	77.8	5
Average basic cardmember spending4 (dollars):
United States	$4,109	$3,919	5
Outside the United States	$3,379	$3,400	(1)	2
Total	$3,905	$3,772	4	4

1   As reported in this Earnings Supplement, FX adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (e.g., assumes the foreign exchange rates used to determine results for the three months ended March 31, 2013 apply to the period(s) against which such results are being compared).  The Company believes the presentation of information on an FX adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

2 Rate reflects principal losses only. Net write-off rates including interest and/or fees are included in the Company’s First Quarter 2013 Earnings Release Selected Statistical tables.

3 For additional information about discount rate calculations and billed business, please refer to the Company’s First Quarter 2013 Earnings Release, selected statistical tables.
4 Proprietary card activity only.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

Additional Billed Business Statistics:

		Percentage
	Percentage	Inc/(Dec)
	Inc/(Dec)	FX Adjusted5
Worldwide6
Total Billed Business	6%	7%
Proprietary billed business	6	6
GNS billed business7	9	12
Airline-related volume (10% of worldwide billed business)	-	1
U.S.6
Billed Business	7
Proprietary consumer card billed business 8	7
Proprietary small business billed business8	11
Proprietary corporate services billed business9	6
T&E-related volume (27% of U.S. billed business)	4
Non-T&E-related volume (73% of U.S. billed business)	9
Airline-related volume (9% of U.S. billed business)	1
Outside the U.S.6
Billed Business	4	7
Japan, Asia Pacific & Australia (“JAPA”) billed business	6	9
Latin America & Canada (“LACC”) billed business	6	9
Europe, Middle East, & Africa (“EMEA”) billed business	2	4
Proprietary consumer and small business billed business10	2	5
JAPA billed business	(1)	4
LACC billed business	5	7
EMEA billed business	2	4
Proprietary corporate services billed business9	(2)	-

5 See Note 1, page 1.
6 Captions not designated as “proprietary” or “GNS” include both proprietary and Global Network Services (“GNS”) data.
7 Included in Global Network and Merchant Services (“GNMS”).
8 Included in U.S. Card Services (“USCS”).
9 Included in Global Commercial Services (“GCS”).
10 Included in International Card Services (“ICS”).

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

Statements of Income

(Preliminary)	Quarters Ended		Percentage Inc/(Dec)
(Millions, except percentages and per share amounts)	March 31,
	2013	2012
Revenues
Non-interest revenues
Discount revenue	$4,438	$4,257	4%
Net card fees	653	610	7
Travel commissions and fees	437	451	(3)
Other commissions and fees	573	583	(2)
Other	537	553	(3)
Total non-interest revenues	6,638	6,454	3
Net interest income	1,243	1,133	10
Total revenues net of interest expense	7,881	7,587	4
Provisions for losses
Charge card	195	178	10
Cardmember loans	275	212	30
Other	27	22	23
Total provisions for losses	497	412	21
Total revenues net of interest expense after provisions for losses	7,384	7,175	3

Expenses
Marketing and promotion	621	631	(2)
Cardmember rewards	1,520	1,467	4
Cardmember services	189	194	(3)
Salaries and employee benefits	1,615	1,635	(1)
Professional services	716	691	4
Occupancy and equipment	472	438	8
Communications	96	96	-
Other, net	246	250	(2)
Total	5,475	5,402	1

Pretax income	1,909	1,773	8
Income tax provision	629	517	22
Net Income	$1,280	$1,256	2

Net income attributable to common shareholders11	$1,269	$1,242	2

Earnings Per Common Share-Basic
Net Income attributable to common shareholders	$1.15	$1.07	7

Earnings Per Common Share-Diluted
Net Income attributable to common shareholders	$1.15	$1.07	7
Average Shares Outstanding
Basic	1,099	1,160	(5)
Diluted	1,106	1,166	(5)

11 Represents net income less earnings allocated to participating share awards of $11MM and $14MM for the three months ended March 31, 2013 and 2012, respectively.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

Discount Revenue:  Increased 4%, reflecting 6% growth in billed business volumes, partially offset by higher contra-revenue items, including cash rebate rewards and a decline in the average discount rate.

-
The average discount rate12 of 2.52% in Q1’13 decreased by 1 bp compared to 2.53% in Q1’12 and increased by 3 bps compared to 2.49% in Q4’12.  The increase in rate versus Q4’12 reflects the normal seasonal impact of a higher level of retail-related business volumes during the fourth quarter. As indicated in prior quarters, over time certain pricing initiatives, changes in the mix of spending by location and industry, volume-related pricing discounts, strategic investments, and other factors will likely result in some erosion of the average discount rate.

•
Net Card Fees:  Increased 7%, reflecting a higher average fee per card primarily due to fee increases and a greater mix of premium products in USCS and ICS as well as an increase in proprietary cards-in-force.

•	Travel Commissions and Fees: Decreased 3%, reflecting a 3% decrease in worldwide travel sales. Business travel sales declined 4%, while U.S. consumer travel sales increased 2%.

•
Other Commissions and Fees:  Decreased 2% versus Q1’12, driven by relatively flat delinquency fees and modest costs from cardmember reimbursements, partially offset by higher Loyalty Partner revenues in the ICS segment.

•
Other Revenues:  Decreased 3%, primarily reflecting a favorable effect in Q1’12 due to revised estimates of the liability for uncashed Travelers Cheques in certain international markets, partially offset by a larger gain on the sale of investment securities in Q1’13.

•
Net Interest Income:  Increased 10% versus Q1’12, reflecting a 3% increase in average cardmember loans, an increase in worldwide net interest yield to 9.5% from 9.2% a year ago, and a decline in funding costs for the charge card portfolio.

•	Charge Card Provision for Losses: Increased 10% primarily due to higher ending receivables balances in Q1’13.

-	Worldwide Charge Card:

	Q1'13	Q4’12	Q1'12
USCS Net write-off rate13	2.0%	1.8%	2.3%
ICS/GCS Net loss ratio as a % of charge volume	0.12%	0.09%	0.11%

USCS 30 days past due as a % of total	1.9%	1.8%	1.9%
ICS/GCS 90 days past billings as a % of total	0.8%	0.9%	0.7%

Worldwide Receivables (billions)	$43.4	$42.8	$41.5
Reserves (millions)	$410	$428	$424
% of receivables	0.9%	1.0%	1.0%

12 See Note 3, Page 1.

13 See Note 2, Page 1.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

•
Cardmember Loan Provision for Losses:  Increased 30%, primarily reflecting a lower reserve release in Q1’13 versus Q1’12, partially offset by lower net write-offs in Q1’13 due to improved credit performance.

-	Worldwide Loans:

	Q1'13	Q4’12	Q1'12
Net write-off rate14	1.9%	2.0%	2.3%
30 days past due loans as a % of total	1.3%	1.2%	1.4%

Total Loans (billions)	$62.3	$65.2	$60.1
Reserves (millions)	$1,367	$1,471	$1,680
% of total loans	2.2%	2.3%	2.8%
% of past due	170%	182%	201%

•	Other Provision for Losses: Increased $5MM to $27MM.

•
Marketing and Promotion Expense:  Decreased 2% versus a year ago reflecting lower brand advertising, partially offset by higher acquisition spending in USCS.  Marketing and promotion expense of $621MM represents 7.9% of total revenues in the quarter.

•
Cardmember Rewards Expense: Increased 4%, primarily reflecting higher spending on rewards products, partially offset by slower growth in the Membership Rewards ultimate redemption rate (“URR”)  compared to Q1’12.

-	The Company's Membership Rewards URR for current participants was 94% in both Q1’13 and Q4’12.

•	Cardmember Services Expense: Decreased 3%.

•	Salaries and Employee Benefits Expense: Decreased 1%, driven by restructuring charges in the prior year.
-	Total employee count of approximately 62.4K reflected a decrease of approximately 1.3K and 1.1K compared to the prior period and last quarter, respectively.

•	Professional Services Expense: Increased 4%, reflecting increased investments in the business and higher legal fees.

•	Occupancy and Equipment Expense: Increased 8%, driven by higher data processing and software amortization costs.

•	Communications Expense: Was flat compared to Q1’12.

•
Other, Net Expense: Other expense of $246MM in Q1’13 decreased 2% compared to Q1’12, primarily reflecting a favorable impact related to hedging the Company’s fixed-rate debt exposures in Q1’13 versus an expense in Q1’12.

•	Pretax Margin: Was 24.2% of total revenues net of interest expense in Q1’13 compared with 23.4% in Q1’12.

•
Effective Tax Rate:  Was 32.9% in Q1’13 compared with 29.2% in Q1’12.  The lower rate in the prior year included a tax benefit related to the realization of certain foreign tax credits in the following segments:

-	In ICS, the effective tax rate was 7.8% compared to (0.5%) a year ago.
-	In GCS, the effective tax rate was 32.5% compared to 27.5% a year ago.

14 See Note 2, Page 1.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

CAPITAL
•	Capital Distribution to Shareholders: During Q1’13, approximately 70% of capital generated was distributed to shareholders through the Company’s quarterly common share dividend and share repurchases.

The Company repurchased 13MM common shares at an average price of $61.73 in Q1’13 versus 4MM common shares in Q1’12.

On March 14, 2013, the Company announced its capital distribution plan outlining its intent to repurchase up to $3.2B of shares during the last three quarters of 2013 and up to $1.0B of shares in the first quarter of 2014, as well as an increase in the Company’s quarterly dividend from $0.20 per share to $0.23 per share beginning with the second quarter dividend declaration.

On March 25, 2013, the Board of Directors authorized the repurchase of up to 150MM common shares over time. This replaces the prior authorization. Share repurchases will be executed in accordance with the Company’s capital plan submitted to the Federal Reserve and will be subject to market conditions, results from operations, and generation of capital consistent with the capital plan.

Since the inception of repurchase programs in December 1994, the Company has distributed 66% of capital generated through share repurchases and dividends on a cumulative basis.

Shares Outstanding:
	Millions of Shares
	Q1’13	Q4’12	Q1’12
Beginning of period	1,105	1,122	1,164
Repurchase of common shares	(13)	(18)	(4)
Employee benefit plans, compensation and other	6	1	6
End of period	1,098	1,105	1,166

•	Capital Ratios: As of March 31, 2013, the Company’s key consolidated capital ratios,15 as calculated under Basel I, were as follows:

($ in billions)	March 31, 2013
Risk-Based Capital
Tier 1	12.6%
Total	14.6%

Tier 1 Leverage	10.3%
Tier 1 Common Equity/Risk Weighted Assets (“RWA”)16	12.6%
Total Shareholders' Equity	$19.3
Tangible Common Equity (“TCE”)17/RWA	12.4%

Tier 1 Capital	$15.5
Tier 1 Common Equity16	$15.5
Tier 2 Capital	$2.4
Total Average Assets18	$150.4
RWA	$123.0
TCE17	$15.3

15 These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s March 31, 2013 Form 10-Q.

16 Refer to Annex 1 for a reconciliation between Tier 1 common equity, a non-GAAP measure, and total shareholders’ equity.

17 Tangible common equity, a non-GAAP measure, excludes goodwill and other intangibles of $4.0B from total shareholders’ equity of $19.3B.  The Company believes presenting the ratio of tangible common equity to risk-weighted assets is a useful measure of evaluating the strength of the Company’s capital position.

18 Presented for the purpose of calculating the Tier 1 Leverage Ratio.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

On June 7, 2012, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued three joint notices of proposed rulemaking text, collectively referred to as Basel III, which presents details of the new U.S. regulatory capital standards.  The Company estimates that had the new rules been in place, and were finalized as proposed, during Q1’13, the reported Tier 1 common and Tier 1 capital ratios would decline by approximately 20 basis points and the reported Tier 1 leverage ratio would decline by approximately 10 basis points, but would remain above expected regulatory thresholds, and the supplementary leverage ratio would have been approximately 8.7%.19 These ratios are calculated using the standardized approach as described in the proposed rules and are based on the Company’s reported Basel I ratios, without taking into account the potential impact of Basel II implementation. The Company is currently taking steps toward Basel II implementation in the United States.

FUNDING AND LIQUIDITY

•	Funding Activities: During Q1’13, the Company primarily funded its business through deposit-taking and the issuance of asset-backed securities and unsecured debt.

-	Deposits: The Company held the following deposits:

($ in billions)	March 31, 2013	December 31, 2012	Change
U.S. Direct Deposits20	$21.9	$19.4	$2.5
U.S. 3rd Party CDs	8.3	8.9	(0.6)
U.S. 3rd Party Sweep Accounts	10.6	11.4	(0.8)
Other Deposits21	0.5	0.1	0.4
Total	$41.3	$39.8	$1.5

The total portfolio of U.S. retail Certificates of Deposit (“CDs”) issued through the direct deposit and third-party programs had a weighted average remaining maturity of 17.8 months and a weighted average rate at issuance of 2.1%.

-	Unsecured Debt: On April 1, 2013, American Express Canada Credit Corporation issued C$575MM of five year senior unsecured notes with a coupon of 2.31%.

-
Asset-Backed Securitization:  On March 21, 2013, the Company issued $556MM of asset-backed securities from the American Express Issuance Trust II with a maturity of five years, which included $500MM of Class A notes at one-month LIBOR plus 28 bps, $22MM of Class B notes at one-month LIBOR plus 45 bps and $34MM of Class C notes at one-month LIBOR plus 70 bps.

•
Maturity Obligations: The maturities of the Company’s long-term unsecured debt, debt issued in connection with asset-backed securitizations, and long-term CDs, for the next four quarters are as follows:

($ in billions)	Funding Maturities
		Asset-Backed	Certificates of
Quarter Ending:	Unsecured Debt	Securitizations	Deposit	Total
June 30, 2013	$4.5	$0.9	$0.9	$6.3
September 30, 2013	3.1	2.0	0.6	5.7
December 31, 2013	-	1.2	2.6	3.8
March 31, 2014	-	0.5	0.7	1.2
	$7.6	$4.6	$4.8	$17.0

19 The proposed capital ratios are non-GAAP measures. The Company believes the presentation of the proposed capital ratios is helpful to investors by showing the impact of Basel III, assuming the new rules as currently proposed are implemented by the Federal Reserve. The estimated impact of the Basel III rules will change over time based upon changes in the size and composition of the Company’s balance sheet; and the estimated impact for the first quarter of 2013 is not necessarily indicative of the impact in future periods. Refer to Annex 2 for a reconciliation of the proposed capital ratios.

20 Direct Deposits primarily includes the Personal Savings® direct deposit program, which consists of $21.2B from high-yield savings accounts and $0.6B from retail CDs.

21 Includes $0.4B of U.S. and Non-U.S. cardmember credit balances as of March 31, 2013. Beginning the first quarter 2013, the Company reclassified prospectively its Cardmember credit balances from Cardmember Loans and Receivables and Other Liabilities to Customer Deposits.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

OTHER ITEMS OF NOTE

•	Corporate & Other: Net expense reported in Corporate & Other was $266MM in Q1’13 compared with $300MM in Q4’12 and $227MM in Q1’12.
--
The lower net expense compared to Q4’12 was driven primarily by two items in the prior quarter:  a $91MM after-tax charge related to restructuring initiatives as well as costs related to the impairment of a cost method investment.  Partially offsetting these items are seasonally higher payroll taxes due to incentive compensation payouts in Q1’13.

--
The higher net expense compared to Q1’12 is primarily a result of the favorable effects in Q1’12 due to revised estimates of the liability for uncashed Travelers Cheques in certain international markets.

•
Restructuring Initiatives: On January 10, 2013, the Company announced a restructuring initiative  designed to contain future operating expenses, adapt parts of the business as more customers transact online or through mobile channels, and provide the resources for additional growth initiatives in the U.S. and internationally.  The Company recorded $400MM of costs ($287MM after-tax) related to this program in Q4’12.  The restructuring charge consists largely of severance payments related to the elimination of an estimated 5,400 jobs, which will impact both U.S. and international employees and will primarily involve positions that do not directly generate revenue.  The staff reductions will be partly offset by jobs the Company expects to add during the year. The Company did not make any significant changes to the estimated costs associated with the restructuring plan in Q1’13.

•	In Q1’13 the Company recorded $2MM ($1MM after-tax) of total reengineering costs, compared to $31MM ($20MM after-tax) in Q1’12.

•
The Company revised its Q1’12 income statement classification to conform with the current year presentation for certain insurance premium revenues. This resulted in a reduction in other revenues and a corresponding reduction in cost of cardmember services.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW

EXPANDED PRODUCTS AND SERVICES

During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

In our proprietary issuing, merchant, and network businesses, the Company:

•
Introduced a new social commerce experience that turns Twitter #hashtags into purchases in a unique and seamless way. American Express Cardmembers who sync their eligible Cards and tweet special #hashtags can buy products specially marketed by merchants such as Amazon, Sony, and Urban Zen through this channel.

•
Continued to sign new merchants around the world to the American Express network. In the U.S., Dierbergs, a supermarket chain in the metro St. Louis area, and beauty product seller Mary Kay now accept the American Express Card. We signed Rossman, a large pharmacy retailer in Germany. We also signed Octet, a financial services company in Australia that offers lending products to consumers and small businesses.

In our Global Network Services (“GNS”) business, the Company:

•
Announced an agreement with Barclaycard to expand the scope of our current global relationship, with Barclaycard becoming an American Express card issuing partner in the UK. This will enable Barclaycard to issue cards accepted on the American Express global network in the UK for the first time.

•
Supported partners in launching a wide range of new products, including: UOB American Express Virtual Pay™ launched by UOB in Singapore, the Saison Platinum American Express Card and Saison Gold American Express Card launched by Credit Saison and Yamaguchi Financial Group in Japan, the Westpac Altitude Black American Express Card launched by Westpac in Australia and the ZUM American Express Exclusive Card launched by Russian Standard Bank in Russia.

In our Enterprise Growth Group, the Company:

•
Expanded the security and funding capabilities of Bluebird, announcing that Bluebird Accounts22 will now be eligible for FDIC insurance.  As a result, permanent Bluebird Accounts will now have the ability to receive direct deposit of government payments, such as social security payments, military pay, and tax refunds. Customers can also take advantage of pre-authorized check writing, add checks to their Bluebird Account by mail and add funds up to $100,000 annually.

•
Announced a partnership to deliver luxury vacation club Inspirato’s unique vacation experiences under the new brand "Inspirato with American Express," available to all consumers with special benefits to American Express® Cardmembers.

•
Announced that LoyaltyEdge has joined forces with First Bankcard®, a division of First National Bank of Omaha, to manage First Bankcard’s rewards programs and to provide enhanced options to First Bankcard rewards customers. Through this collaboration, First Bankcard has implemented an improved user interface for its rewards websites, and will receive enhanced program management capabilities.

22 All of the new features announced, including FDIC insurance, will be available to a Bluebird member who registers with American Express for a permanent account.  These new features are not available with the temporary Bluebird card sold at Walmart retail locations.

AMERICAN EXPRESS COMPANY
FULL YEAR 2012 OVERVIEW
SUPPLEMENTAL INFORMATION

Supplemental Information – Tangible Common Equity and Total Adjusted Assets

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 (“Subordinated Debentures”), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its “tangible common equity” and “total adjusted assets”, as defined in the Subordinated Debentures. The Company’s consolidated “tangible common equity” amount as of the end of any fiscal quarter means total shareholders’ equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet. The Company’s “total adjusted assets” as of the end of any fiscal quarter is calculated as the sum of (i) total consolidated assets as reflected on the Company’s balance sheet minus (ii) non-securitized cardmember loan receivables (without deduction for reserves), which are set forth on the Company’s balance sheet, plus (iii) managed (i.e., securitized and non-securitized) worldwide cardmember loan receivables as reported by the Company for such fiscal quarter.  Upon the adoption of new GAAP effective  January 1, 2010, the Company’s “total consolidated assets” as reflected on the Company’s balance sheet now are the same amount as would be calculated as “total adjusted assets” as defined in the Subordinated Debentures before the change in GAAP.  As of March 31, 2013, the Company’s “tangible common equity”, a non-GAAP measure, was $15B and its “total adjusted assets” each as defined in the Subordinated Debentures, were $157B.  As of March 31, 2013, the consolidated total assets as reflected on the Company’s balance sheet were $157B.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW
ANNEX 1

The Tier 1 Common Risk-Based Capital Ratio is calculated as Tier 1 Common Equity, a non-GAAP measure, divided by Risk-weighted assets. Tier 1 Common Equity is calculated by reference to Total Shareholders' Equity as shown below:

Tier 1 Common Equity Reconciliation as of March 31, 2013
($ in Millions)

Total Shareholders' Equity	$ 19,290
Effect of certain items in accumulated other comprehensive income/(loss) excluded from Tier 1 common equity	182
Less:
Ineligible goodwill and intangible assets	(3,746)
Ineligible deferred tax assets	(211)
Tier 1 Common Equity	$15,515

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2013 OVERVIEW
ANNEX 2

The following table presents a comparison of the Company's Tier 1 and Tier 1 common risk-based capital under Basel I rules to its estimated Tier 1 and Tier 1 common risk-based capital under Basel III rules, for purposes of calculating the estimated Tier 1 and Tier 1 common capital ratios and the supplementary leverage ratio.

(Billions, except ratios)	Tier 1/Tier 1 Common
Risk-Based Capital under Basel I	$15.5
Adjustments related to: AOCI for available for sale securities	0.3
Pension and other post-retirement benefit costs	(0.5)
Other	0.1
Estimated Risk-Based Capital under Basel III(a)	$15.4
Risk-Weighted Assets under Basel I	$123.0
Estimated Risk-Weighted Assets under Basel III(a)(b)	$124.3
Estimated Tier 1 ratio under Basel III rules(a)(c)	12.4%
Estimated Tier 1 common ratio under Basel III rules(a)(d)	12.4%
Total Assets	$156.9
Estimated Total Assets for Leverage Capital Purposes(a)(e)	$177.3
Estimated Supplementary Leverage Ratio under Basel III(a)(f)	8.7%

(a)
Estimated Basel III Tier 1 capital, Tier 1 common equity, risk-weighted assets and total assets for leverage capital purposes reflect the Company’s current interpretation of the Basel III rules using the standardized approach.  The estimated Basel III amounts could change in the future as the U.S. regulatory agencies implement Basel III or if the Company’s business changes.

(b)
Differences in the calculation of risk-weighted assets between Basel I and Basel III include adjustments relating to the impact of the incremental risk weighting applied to deferred tax assets and significant investments in unconsolidated financial institutions, as well as exposures to past due accounts, equities and sovereigns.

(c)	The Basel III Tier 1 risk-based capital ratio is calculated as adjusted Tier 1 capital divided by adjusted risk-weighted assets.
(d)	The Basel III Tier 1 common risk-based capital ratio is calculated as adjusted Tier 1 common equity divided by adjusted risk-weighted assets.
(e)
Estimated total assets for leverage capital purposes includes adjustments for Tier 1 capital deductions, off-balance sheet derivatives, undrawn unconditionally cancellable commitments and other off-balance sheet liabilities.

(f)	The Basel III supplementary leverage ratio is calculated by dividing Basel III Tier 1 capital by the Company’s estimated total assets for leverage capital purposes under Basel III.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
uncertainty relating to the actual growth of operating expenses in 2013 and subsequent years and the ability to hold annual operating expense growth to less than 3 percent for the next two years, which will depend in part on the Company’s ability to achieve the expected benefits of the Company’s restructuring plan, which will be impacted by, among other things, the factors identified below, the Company’s ability to balance the control and management of expenses and the maintenance of competitive service levels for its customers, unanticipated increases in significant categories of operating expenses, such as consulting or professional fees, compliance or regulatory-related costs and technology costs, the payment of monetary damages and penalties, disgorgement and restitution, the Company’s decision to increase or decrease discretionary operating expenses depending on overall business performance, the impact of changes in foreign currency exchange rates on costs and results, the impact of accounting changes and the level of acquisition activity and related expenses;

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uncertainty in the growth of operating expenses relative to the growth of revenues in 2013 and subsequent years and the possibility that the ratio of total expenses to revenues will not migrate back towards historical levels over time, which will depend on (i) factors affecting revenue, such as, among other things, the growth of consumer and business spending on American Express cards, higher travel commissions and fees, the growth of and/or higher yields on the loan portfolio and the development of new revenue opportunities and (ii) the success of the Company in containing operating expenses, which will be impacted by, among other things, the factors identified in the preceding bullet, and in containing other expenses including the Company’s ability to control and manage marketing and promotion expenses as described below as well as expenses related to increased redemptions or other growth in rewards and cardmember services expenses.  Further, in any period, the ability to grow revenue faster than operating expenses and the ratio of total expenses to revenues may be impacted by rapid decreases in revenues that cannot be matched by decreases in operating expenses;

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uncertainty in the amount of marketing and promotion expenses relative to the revenues in 2013 and subsequent years, which will depend on (i) factors affecting revenue, which will be impacted by, among other things, the factors identified in the preceding bullet and (ii) the Company’s ability to control and manage marketing and promotion expenses as described below, the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;

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the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain operating expenses, as well as the actual amount of resources arising from the restructuring plan the Company decides to invest in growth initiatives, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

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changes affecting the Company’s ability or desire to repurchase up to $3.2 billion of its common shares during the last three quarters of 2013 and up to $1.0 billion in the first quarter of 2014, such as acquisitions, results of operations, capital needs and the amount of shares issued by the Company to employees upon the exercise of options, among other factors, which will significantly impact the potential decrease in the Company’s capital ratios;

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the possibility of not achieving the expected timing and financial impact of the Company’s restructuring plan and higher than expected employee levels, which could be caused by factors such as the Company’s ability to mitigate the operational and other risks posed by planned staff reductions, the Company’s ability to develop and implement technology resources to realize cost savings, underestimating hiring needs related to some of the job positions being eliminated and other employee needs not currently anticipated, lower than expected attrition rates and higher than expected redeployment rates;

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the ability of the Company to meet its on-average and over-time growth targets for revenues net of interest expense, earnings per share and return on average equity, which will depend on factors such as the Company’s success in implementing its strategies and initiatives including growing the Company’s share of overall spending, increasing merchant coverage, enhancing its pre-paid offerings, expanding the Global Network Services business and expense management, and on factors outside management’s control including the willingness of cardmembers to sustain spending, the effectiveness of marketing and loyalty programs, regulatory and market pressures on pricing, credit trends, currency and interest rate fluctuations, and changes in general economic conditions, such as GDP growth, consumer confidence, unemployment and the housing market;

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the ability of the Company to meet its on-average and over-time objective to return 50% of capital generated to shareholders through dividends and share repurchases, which will depend on factors such as approval of the Company’s capital plans by its primary regulators, the amount the Company spends on acquisitions, the Company’s results of operations and capital needs in any given period, and the amount of shares issued by the Company to employees upon the exercise of options;

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the Company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (including the regulations requiring the Company to periodically reevaluate annual percentage rate increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the credit quality of the Company’s portfolio and the Company’s cardmember acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, and potential pricing changes;

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the ability of the Company to generate $3 billion in fee revenue by the end of 2014, which will depend on the Company's success in implementing its strategy to increase fee revenue through growing its existing fee-based businesses such as insurance products and other services, acquiring companies with complementary businesses and capabilities, and in introducing new business initiatives, such as Bluebird, Loyalty Partner, Accertify and the Company’s digital initiatives;

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the ability of the Company to maintain and expand its presence in the digital payments space, including online and mobile channels, which will depend on the Company’s success in evolving its business models and processes for the digital environment, building partnerships and executing programs with companies, and utilizing digital capabilities that can be leveraged for future growth;

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changes affecting the Company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the Company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the Company’s liquidity position and the Company’s ability to fund the Company’s business; and

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factors beyond the Company’s control such as changes in global economic and business conditions, including consumer and business spending, the availability and cost of capital, unemployment and political conditions, fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, cyber attacks or fraud, which could significantly affect spending on American Express cards, delinquency rates, loan balances and travel-related spending or disrupt the Company’s global network systems and ability to process transactions.

   A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other reports filed with the Securities and Exchange Commission.